Exhibit 99.1

THE TILE SHOP REPORTS Fourth Quarter AND Full-Year 2021 RESULTS

MINNEAPOLIS – March 3, 2022 – Tile Shop Holdings, Inc. (Nasdaq: TTSH) (the “Company”), a specialty retailer of natural stone and man-made tiles, setting and maintenance materials, and related accessories, today announced results for its fourth quarter and full-year ended December 31, 2021.

Fourth Quarter Summary

Net Sales Increased 10.6%

Comparable Store Sales Increased 10.3%

Gross Margin of 66.1%

Net income of $1.8 Million; Adjusted EBITDA of $9.8 Million

Diluted Earnings per Share $0.04

Declared and paid a special dividend of $0.65 per share

Full-Year 2021 Summary

Net Sales Increased 14.0%

Comparable Store Sales Increased 13.8%

Gross Margin of 68.3%

Net income of $14.8 Million; Adjusted EBITDA of $50.3 Million

Diluted Earnings per Share $0.29

Opened 1 new store during the year

Management Commentary – Cabell Lolmaugh, CEO

“We closed 2021 with the highest level of fourth quarter revenue in our company history and set a new annual sales record. We have also made significant progress securing inventory from our vendors and improving our in-stock levels. During the fourth quarter, we were able to return $33 million of capital to our shareholders in the form of a $0.65 per share special dividend. While we’re pleased with these developments, inflationary cost pressure continues to have an adverse impact on our gross margin rate. We have and will continue to take steps to protect our gross margin through selective pricing actions. In addition, we have taken calculated steps to reinvest in the business which resulted in higher levels of SG&A expense year-over-year. We anticipate that these investments will help position the Company for continued revenue growth in the future.”

	Three Months Ended		Full Year Ended
	December 31,		December 31,
(unaudited, dollars in thousands, except per share data)	2021	2020	2021	2020
Net sales	$90,183	$81,556	$370,700	$325,057
Net sales growth (decline) (1)	10.6%	3.8%	14.0%	(4.5)%
Comparable store sales growth (decline) (2)	10.3%	3.3%	13.8%	(5.6)%
Gross margin rate	66.1%	68.5%	68.3%	68.1%
Income from operations as a % of net sales	3.2%	3.3%	5.6%	2.0%
Net income	$1,808	$1,375	$14,774	$6,031
Net income per share	$0.04	$0.03	$0.29	$0.12
Adjusted EBITDA	$9,768	$10,843	$50,255	$39,953
Adjusted EBITDA as a % of net sales	10.8%	13.3%	13.6%	12.3%
Number of stores open at the end of period	143	142	143	142

(1)	As compared to the prior year period.
(2)	The comparable store sales operating metric is the percentage change in sales of comparable stores period over period. A store is considered comparable on the first day of the 13th full month of operation. When a store is relocated, it is excluded from the comparable store sales calculation. Comparable store sales includes total charges to customers less any actual returns. The Company includes the change in allowance for anticipated sales returns applicable to comparable stores in the comparable store sales calculation. Comparable store sales data reported by other companies may be prepared on a different basis and therefore may not be useful for purposes of comparing the Company’s results to those of other businesses. Company management believes the comparable store sales operating metric provides useful information to both management and investors to evaluate the Company’s performance, the effectiveness of its strategy and its competitive position.

Fourth QUARTER 2021

Net Sales

Net sales for the fourth quarter of 2021 increased $8.6 million, or 10.6%, over the fourth quarter of 2020. Sales increased at comparable stores by 10.3% during the fourth quarter of 2021 compared to the fourth quarter of 2020, primarily due to an increase in average ticket. For the year, net sales increased $45.6 million, or 14.0%, in 2021 compared to 2020. Over the last 12 months, we have seen improved sales due to strong demand for home improvement products, an increase in the average ticket driven by higher prices, and the execution of our strategy that have contributed to a 13.8% increase in sales at comparable stores during 2021.

Gross Profit

Gross profit increased $3.7 million, or 6.7%, in the fourth quarter of 2021 compared to the fourth quarter of 2020. The gross margin rate was 66.1% and 68.5% during the fourth quarter of 2021 and 2020, respectively. The decrease in the gross margin rate during the fourth quarter of 2021 was primarily due to an increase in the cost of our products driven by vendor price increases and higher international freight rates which was partially offset by price increases implemented in the fourth quarter of 2021. For the year, gross profit increased $31.6 million, or 14.3%, in 2021 compared to 2020. The gross margin rate was 68.3% and 68.1% for 2021 and 2020, respectively. For the full year, the increase in gross margin was primarily driven by better pricing during the first half of 2021 and an improvement in customer delivery collection rates.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $3.4 million, or 6.5%, from $53.2 million in the fourth quarter of 2020 to $56.6 million in the fourth quarter of 2021, primarily due to a $3.2 million increase in payroll and benefits expenses associated with headcount additions made over the last year. For the year, selling, general and administrative expenses increased $17.4 million, or 8.1%, in 2021 compared to 2020. The increase included a $7.3 million increase in variable compensation expenses, a $1.9 million increase in transportation costs and a $1.1 million increase in interchange fees. Additionally, SG&A expenses increased as we resumed normal business operations during 2021 and included a $3.9 million increase in staffing costs, a $1.5 million increase in benefits, and a $1.4 million increase in marketing expenses. We recorded $0.7 million and $2.2 million of asset impairment charges during the twelve months ended December 31, 2021 and December 31, 2020, respectively.

Provision for Income Taxes

The provision for income taxes for the fourth quarter of 2021 and 2020 was $1.0 million and $1.1 million respectively. For the year, the provision for income taxes increased $6.7 million in 2021 compared to 2020. Our effective tax rate was 26.0% in 2021 and (34.0)% in 2020. The tax benefit recognized during 2020 and the improvement in the effective tax rate was primarily due to the enactment of the Coronavirus Aid, Relief, and Economic Security Act (CARES Act), which gave us the ability to carry back federal net operating losses to years with a federal statutory tax rate of 35%.

Inventory

Inventory increased $22.9 million from $74.3 to $97.2 million on December 31 2020 and 2021, respectively, which resulted in an improvement in our in-stock levels.

Capital Structure and Liquidity

During the fourth quarter, we declared and paid a $0.65 special dividend per share which resulted in a $32.9 million return of capital to our shareholders during the quarter. As of December 31, 2021 our cash balance was $9.4 million and our debt balance was $5.0 million.

NON-GAAP INFORMATION

Adjusted EBITDA

Adjusted EBITDA for the fourth quarter of 2021 was $9.8 million compared with $10.8 million for the fourth quarter of 2020. See the table below for a reconciliation of GAAP net income to Adjusted EBITDA.

	Three Months Ended
	December 31,
(unaudited, $ in thousands)	2021	% of net sales(1)	2020	% of net sales
Net income	$1,808	2.0%	$1,375	1.7%
Interest expense	139	0.2%	228	0.3%
Provision for income taxes	983	1.1%	1,072	1.3%
Depreciation & amortization	6,431	7.1%	7,598	9.3%
Stock based compensation	407	0.5%	570	0.7%
Adjusted EBITDA	$9,768	10.8%	$10,843	13.3%

(1) Amounts do not foot due to rounding.

	Full Year Ended
	December 31,
(unaudited, $ in thousands)	2021	% of net sales	2020	% of net sales
Net income	$14,774	4.0%	$6,031	1.9%
Interest expense	656	0.2%	1,874	0.6%
Provision for (benefit from) income taxes	5,180	1.4%	(1,529)	(0.5)%
Depreciation & amortization	27,379	7.4%	31,336	9.6%
Stock based compensation	2,266	0.6%	2,241	0.7%
Adjusted EBITDA	$50,255	13.6%	$39,953	12.3%

Pretax Return on Capital Employed

Pretax Return on Capital Employed was 14.3% for the year ending December 31, 2021 compared to 4.2% for the year ending December 31, 2020. See the Pretax Return on Capital Employed calculation in the table below.

	December 31,
(unaudited, $ in thousands)	2021(1)	2020(1)
Income from operations (trailing twelve months)	$20,610	$6,376

Total Assets	353,008	364,099
Less: Accounts payable	(20,785)	(14,905)
Less: Income tax payable	(297)	(111)
Less: Other accrued liabilities	(41,358)	(38,365)
Less: Lease liability	(141,925)	(153,427)
Less: Other long-term liabilities	(4,865)	(4,137)
Capital Employed	$143,778	$153,154

Pretax Return on Capital Employed	14.3%	4.2%

(1) Income statement accounts represent the activity for the trailing twelve months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balance for the four quarters ended as of each of the balance sheet dates.

Non-GAAP Financial Measures

The Company calculates Adjusted EBITDA by taking net income calculated in accordance with GAAP, and adjusting for interest expense, income taxes, depreciation and amortization, and stock-based compensation expense. Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. The Company calculates Pretax Return on Capital Employed by taking income (loss) from operations divided by capital employed. Capital employed equals total assets less accounts payable, income taxes payable, other accrued liabilities, lease liability and other long-term liabilities. Other companies may calculate both Adjusted EBITDA and Pretax Return on Capital Employed differently, limiting the usefulness of these measures for comparative purposes.

The Company believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. Company management uses these non-GAAP measures to compare Company performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, for budgeting and planning purposes and for assessing the effectiveness of capital allocation over time. These measures are used in monthly financial reports prepared for management and the Board of Directors. The Company believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Company management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recognized in the Company’s consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. The Company urges investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate the business.

IMPACT OF THE COVID-19 PANDEMIC

In March 2020, the World Health Organization declared the COVID-19 outbreak a global pandemic. COVID-19 has negatively impacted public health and the global economy, disrupted global supply chains, and created volatility in financial markets. We have been negatively affected by the COVID-19 pandemic, and we anticipate we will continue to be negatively impacted at least throughout the duration of the pandemic. The continuing implications of COVID-19 on us remain uncertain and will depend on certain future developments, including the duration, scope and severity of the pandemic and the effects of new variants of COVID-19, some of which may be more virulent or transmissible than the initial strain; its impact on our employees, customers and suppliers; the range and timing of government mandated restrictions and other measures, including the reimplementation of previously lifted measures or imposition of new measures; and the success of the deployment and widespread adoption of approved COVID-19 vaccines and their effectiveness against new variants of COVID-19. This uncertainty could have a material impact on the accounting estimates and assumptions utilized to prepare our consolidated financial statements in future reporting periods, which could result in a material adverse impact on our financial position, results of operations and cash flows.

The COVID-19 pandemic had a significant impact on our operations during 2020. For instance, we experienced a sharp decline in traffic toward the end of the first quarter of 2020 following the onset of COVID-19 in the United States. In response, we took steps to reduce selling, general and administrative expenses by eliminating a portion of our workforce, reducing store hours, curtailing advertising spending, reducing the number of replenishment trucks sent from our distribution centers to our stores and limiting other SG&A spending when possible. As state and local governments started lifting restrictions toward the end of the second quarter of 2020, we saw an improvement in traffic and sales trends. Throughout the remainder of 2020, we took a cautious approach to investing in activities that would increase our SG&A expenses, which included operating our stores at a reduced hours schedule compared to the prior year.

The pandemic has had a significant impact on our supply chain. During 2021, we experienced elevated levels of product shortages, which were partially due to vendor production delays and global shipping capacity constraints resulting, in part, from the impact of COVID-19. We were able to work with our vendors to secure delivery of backordered product and improve our overall inventory levels as of December 31, 2021. Additionally, many of our vendors have begun to communicate price increases in response to inflationary cost pressure, which, combined with escalated international shipping rates, is resulting in an increase in the cost of our inventory and corresponding pressure on our gross margin rates. In response to this cost pressure, we have adjusted, and plan to continue to adjust, our pricing.

While we are cautiously optimistic with the current business trend and the progress made distributing COVID-19 vaccinations in recent months, the continued sporadic outbreaks of COVID-19 cases occurring globally, as well as the ongoing spread of new COVID-19 variants, could have a negative impact on us. Specifically, we could be adversely impacted by limitations on our employees to perform their work due to illness caused by the pandemic or local, state or federal orders requiring stores to close or employees to remain home; labor shortages resulting from various factors; limitations of carriers to deliver our products to customers; product shortages; limitations on the ability of our customers to conduct their business and purchase our products and services; and limitations on the ability of our customers to pay us in a timely manner. These events could have a material adverse effect on our results of operations, cash flows and liquidity. In addition, even after the COVID-19 pandemic has subsided, we may continue to experience adverse impacts to our business as a result of the economic impact of the pandemic.

WEBCAST AND CONFERENCE CALL

As announced on February 25, 2022, the Company will host a conference call via webcast for investors and other interested parties beginning at 9:00 Eastern Time on Thursday, March 3, 2022. The call will be hosted by Cabell Lolmaugh, CEO, Karla Lunan, CFO, and Mark Davis, Vice President of Investor Relations and Chief Accounting Officer.

Participants may access the webcast by visiting the Company’s Investor Relations page at www.tileshop.com. The call can also be accessed by dialing (844) 421-0597 or (716) 247-5787 for international participants. A webcast replay of the call will be available on the Company’s Investor Relations page at www.tileshop.com.

The Company intends to use its website, investors.tileshop.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the Company’s website under the heading News and Events. Accordingly, investors should monitor such portions of the Company’s website, in addition to following its press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

Contact:

Investors and Media:

Mark Davis

investorrelations@tileshop.com

ABOUT THE TILE SHOP

Tile Shop Holdings, Inc. (Nasdaq: TTSH), is a leading specialty retailer of natural stone and man-made tiles, setting and maintenance materials, and related accessories in the United States. The Tile Shop offers a wide selection of high-quality products, exclusive designs, knowledgeable staff and exceptional customer service in an extensive showroom environment. The Tile Shop currently operates 143 stores in 31 states and the District of Columbia.

The Tile Shop is a proud member of the American Society of Interior Designers (ASID), National Association of Homebuilders (NAHB), National Kitchen and Bath Association (NKBA), and the National Tile Contractors Association (NTCA). Visit www.tileshop.com. Join The Tile Shop (#thetileshop) on Facebook, Instagram, Pinterest and Twitter.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements include any statements regarding the Company’s strategic and operational plan and expected financial performance. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time such statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Investors are referred to the most recent reports filed with the Securities and Exchange Commission by the Company.

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

($ in thousands, except share data)

	(Unaudited)	(Audited)
	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$9,358	$9,617
Restricted cash	655	655
Receivables, net	3,202	2,975
Inventories	97,175	74,296
Income tax receivable	6,923	8,116
Other current assets, net	9,769	8,995
Total Current Assets	127,082	104,654
Property, plant and equipment, net	82,285	99,035
Right of use asset	123,101	132,374
Deferred tax assets	6,953	5,341
Other assets	1,337	1,286
Total Assets	$340,758	$342,690

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$30,884	$15,382
Current portion of lease liability	28,190	27,223
Income tax payable	390	93
Other accrued liabilities	38,249	34,106
Total Current Liabilities	97,713	76,804
Long-term debt, net	5,000	-
Long-term lease liability, net	110,261	122,678
Other long-term liabilities	5,560	4,146
Total Liabilities	218,534	203,628

Stockholders’ Equity:
Common stock, par value $0.0001; authorized: 100,000,000 shares; issued and outstanding: 51,963,377 and 51,701,080 shares, respectively	5	5
Preferred stock, par value $0.0001; authorized: 10,000,000 shares; issued and outstanding: 0 shares	-	-
Additional paid-in-capital	126,920	158,556
Accumulated deficit	(4,713)	(19,487)
Accumulated other comprehensive loss	12	(12)
Total Stockholders' Equity	122,224	139,062
Total Liabilities and Stockholders' Equity	$340,758	$342,690

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

($ in thousands, except per share data)

(2021 unaudited)

	Three Months Ended		Twelve Months Ended,
	December 31,		December 31,
	2021	2020	2021	2020
Net sales	$90,183	$81,556	$370,700	$325,057
Cost of sales	30,613	25,704	117,570	103,532
Gross profit	59,570	55,852	253,130	221,525
Selling, general and administrative expenses	56,640	53,177	232,520	215,149
Income from operations	2,930	2,675	20,610	6,376
Interest expense	(139)	(228)	(656)	(1,874)
Income before income taxes	2,791	2,447	19,954	4,502
(Provision for) benefit from income taxes	(983)	(1,072)	(5,180)	1,529
Net income	$1,808	$1,375	$14,774	$6,031

Earnings per common share:
Basic	$0.04	$0.03	$0.29	$0.12
Diluted	$0.04	$0.03	$0.29	$0.12

Weighted average shares outstanding:
Basic	50,656,667	50,050,495	50,393,980	49,957,356
Diluted	51,451,019	50,994,263	51,085,463	50,583,742

Tile Shop Holdings, Inc. and Subsidiaries

Rate Analysis

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Gross margin rate	66.1%	68.5%	68.3%	68.1%
SG&A expense rate	62.8%	65.2%	62.7%	66.2%
Income from operations margin rate	3.2%	3.3%	5.6%	2.0%
Adjusted EBITDA margin rate	10.8%	13.3%	13.6%	12.3%

Tile Shop Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

($ in thousands)

(2021 unaudited)

	Twelve Months Ended,
	December 31,
	2021	2020
Cash Flows From Operating Activities
Net income	$14,774	$6,031
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	27,379	31,336
Amortization of debt issuance costs	304	473
Loss on disposals of property, plant and equipment	82	-
Impairment charges	720	2,155
Non-cash lease expense	24,832	24,025
Stock based compensation	2,266	2,241
Deferred income taxes	(1,612)	1,855
Changes in operating assets and liabilities:
Trade receivables	(226)	394
Inventories	(22,879)	23,323
Other current assets, net	(1,128)	(327)
Accounts payable	15,873	(3,207)
Income tax receivable / payable	1,491	(5,020)
Accrued expenses and other liabilities	(22,185)	(17,683)
Net cash provided by operating activities	39,691	65,596
Cash Flows From Investing Activities
Purchases of property, plant and equipment	(11,070)	(1,968)
Net cash used in investing activities	(11,070)	(1,968)
Cash Flows From Financing Activities
Payments of long-term debt and financing lease obligations	(5,000)	(127,262)
Advances on line of credit	10,000	64,100
Dividends paid	(32,949)	-
Employee taxes paid for shares withheld	(953)	(167)
Net cash used in financing activities	(28,902)	(63,329)
Effect of exchange rate changes on cash	22	54
Net change in cash, cash equivalents and restricted cash	(259)	353
Cash, cash equivalents and restricted cash beginning of period	10,272	9,919
Cash, cash equivalents and restricted cash end of period	$10,013	$10,272

Cash and cash equivalents	$9,358	$9,617
Restricted cash	655	655
Cash, cash equivalents and restricted cash end of period	$10,013	$10,272

Supplemental disclosure of cash flow information
Purchases of property, plant and equipment included in accounts payable and accrued expenses	$34	$407
Cash paid for interest	632	1,976
Cash paid for taxes, net of refunds	5,298	1,608